Exhibit 99.1

Anthera Pharmaceuticals Reports 2014 Fourth Quarter and Fiscal Year Financial Results, Operational Update and Recent Event Highlights

- CHABLIS-SC enrollment on track for completion in mid-2015, interim analysis completed

- Blisibimod autoimmune programs partnered with Zenyaku Kogyo Co., Ltd, Tokyo, Japan

- Sollpura (liprotamase) manufacturing agreement executed with Patheon for clinical product supply

- Eliminated all long-term debt

HAYWARD, Calif., March 16, 2015 /PRNewswire/ -- Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH) today announced financial results and an operational update for the fourth quarter and year ended December 31, 2014.

Net loss for the fourth quarter and year ended December 31, 2014 was $7.4 million and $29.6 million, respectively, compared to $9.2 million and $30.9 million for the same periods in 2013.

Research and development expense for the fourth quarter and year ended December 31, 2014 was $5.5 million and $21.8 million, respectively, compared to $7.4 million and $21.7 million in the same periods in 2013. Included in fourth quarter and year ended December 31, 2014 net loss was a one-time, non-cash charge of $1.0 million in license expense which we recognized pursuant to an amendment to our license agreement with Amgen for blisibimod. Excluding the non-cash license expense, research and development expense decreased from prior year mainly due to decrease in clinical development expense.

General and administrative expense for the fourth quarter and year ended December 31, 2014 were $1.8 million and $6.6 million, respectively, compared to $1.4 million and $6.6 million in the same periods in 2013. The increase in general and administrative expense in the fourth quarter of 2014 was mainly driven by higher professional, consulting and travel expenses in connection with the negotiation and execution of our collaboration agreement with Zenyaku in December 2014.

Non-operating expense for the fourth quarter ended December 31, 2014 was reduced to $0.1 million from $0.3 million in the same prior year period as a result of eliminating an end-of-term charge of $0.2 million in connection with the payoff of our debt in October 2014. Non-operating expense for the year ended December 31, 2014 was reduced to $1.1 million from $2.6 million in the prior year mainly as a result of lower interest expense due to the elimination of all debt financing arrangements in 2014.

As of December 31, 2014, we had cash and cash equivalents of $2.6 million. We received $7.0 million pursuant to the issuance of equity to Zenyaku in connection with our collaboration agreement for blisibimod subsequent to the year ended December 31, 2014. Additionally, we received net proceeds of approximately $11.5 million pursuant to the sale of equity through our at-the-market program in 2015.

During the fourth quarter of 2014, we paid off all long-term debt using our available cash. In connection with the payoff, we terminated all outstanding warrants issued to the lender and were released from all liens and security interests securing the debt, as well as affirmative and negative covenants, prepayment penalties and end-of-term charges.

On March 12, 2015, we gave notice and terminated our equity purchase agreement with Lincoln Park Capital Fund, LLC. ("LPC"), which had a remaining balance of $14.1 million and on March 12, 2015 executed a new equity purchase agreement with more favorable terms, pursuant to which we have the right, but not the obligation, to sell to LPC up to a maximum of $10.0 million in shares of our common stock over a period of two years in amounts as such forth in such agreement.

Fourth Quarter Operational Update:

Our Collaboration with Zenyaku Kogyo Co., Ltd. ("Zenyaku") for the Development of Blisibimod in Japan

In December 2014, we executed a collaboration agreement with Zenyaku for licensing the rights of blisibimod in Japan. We retain full development and commercialization rights for all other global territories. In exchange for the licensed rights, Zenyaku provided $7 million in equity purchases and will provide up to $15 million over the next 12 months through a combination of a forgivable loan and multiple equity purchases of Anthera common stock at a thirty-percent premium to market price. Furthermore, Zenyaku is granted an option for additional countries in Asia for an incremental equity investment of $4 million. Zenyaku will reimburse Anthera for a portion of development expense incurred as part of blisibimod's global development and will fully reimburse Anthera for any development activities within Japan. Zenyaku will purchase all clinical supplies of blisibimod from Anthera. Anthera is eligible to receive an additional $22 million in future development and sales milestones, as well as gross margin associated with future commercial supply of blisibimod in the Zenyaku territory.

Blisibimod – Systemic Lupus Erythematosus

Our Phase 3 lupus clinical study, CHABLIS-SC1, is actively recruiting patients in Eastern Europe, Latin America and Asia. The Company anticipates full enrollment of 400 patients in the CHABLIS-SC1 trial to be completed in the second half of 2015 with top-line efficacy data expected in the third quarter of 2016.

In February 2015, an interim analysis of CHABLIS-SC1 was conducted by an independent un-blinded statistician, who evaluated the proportion of responders with a 6-point reduction on the SLE Responder Index at a pre-specified time point, and recommended the study to continue to completion as planned. This futility analysis was not intended to provide any rules for stopping for overwhelming efficacy, change in study sample size, or alteration of the study design. The SRI is a recognized endpoint by the FDA used for previously approved therapeutics. Prior to the interim analysis and in response to input from our Scientific Advisory Board who evaluated the published clinical data from other recent lupus studies with BAFF inhibitors, we modified the primary endpoint of CHABLIS-SC1 from a comparison of the proportion of responders to the SRI-8 composite responder index to a comparison of the proportion of responders to the SRI-6 responder index (previously a secondary endpoint of the study). The available data suggests an improved consistency of the SRI-6 endpoint across multiple trials. Response rates as measured by the SRI-8 responder index will remain a key secondary endpoint of the study.

In November 2014, we presented data at the Annual College of Rheumatology in Boston, MA. In a presentation titled "Effects of Blisibimod, an Inhibitor of B Cell Activating Factor, on Patient Reported Outcomes and Disease Activity in Patients with Systemic Lupus Erythematosus", Dr. Michelle Petri reported new data of patient-reported outcomes for blisibimod treatment. Treatment with blisibimod was associated with statistically significant and clinically meaningful improvements in patient-reported fatigue, as measured by the FACIT-fatigue scale, over a similar time course as the SRI and SLE biomarker response rates. These effects were most evident at the highest dose of blisibimod (200mg QW). The FACIT-fatigue scale is a measure of health-related quality of life with a specific focus on fatigue, tiredness and weakness. For more information on the CHABLIS-SC1 trial, please visit https://clinicaltrials.gov/ct2/show/NCT01395745?term=chablis&rank=1.

Blisibimod – IgA Nephropathy

In December 2014, we met with the European Medicines Agency ("EMA") as part of the scientific advice process. We reached an agreement with the EMA on the acceptability of proteinuria as the primary efficacy variable as well as the requirement for a single study in support of a Conditional Marketing Authorization Application provided that confirmatory evidence from a second study, with completed recruitment at the time of the potential Conditional Marketing Authorization, would be available post approval. The EMA also recommended the protocol provide information on the required duration of treatment, duration of response and need for re-treatment. The BRIGHT-SC protocol will be amended to reflect these recommendations from the EMA, along with other recommendations from the FDA and PMDA.

Sollpura™ (liprotamase)

In November 2014, we signed a formulation and manufacturing development agreement with Patheon, a division of DPx Holdings B.V., for the development of Sollpura powder sachets and capsules for our Phase 3 pivotal trial, SOLUTION. Patheon had previously performed formulation development work for Eli Lilly & Co, our licensor.

In the fourth quarter of 2014, we submitted an application for funding and operational support to the Cystic Fibrosis Foundation for our phase 3 SOLUTION clinical study. We plan to initiate enrollment in this Phase 3 pivotal trial in patients who suffer from exocrine pancreatic insufficiency due to cystic fibrosis in the second half of 2015. For more information on the SOLUTION trial, please visit https://clinicaltrials.gov/ct2/show/NCT02279498?term=liprotamase&rank=4.

Management Update

In January 2015, we appointed Klara A. Dickinson as our Senior Vice President and Chief Regulatory Officer. Ms. Dickinson's successful experience with the filing of the NDA and label negotiations for Hyperion Therapeutics' initial product, RAVICTI® and CoTherix's initial product, Ventavis ® (iloprost) will be instrumental to us as we continue the advancement of blisibimod and prepare to launch the SOLUTION study for liprotamase.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious and life-threatening diseases, including lupus, lupus with glomerulonephritis, IgA nephropathy, and exocrine pancreatic insufficiency due to cystic fibrosis.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera's public filings with the SEC, including Anthera's Annual Report on Form 10-K for the year ended December 31, 2014. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Dennis Lutz of Anthera Pharmaceuticals, Inc., dlutz@anthera.com or 510.856.5598.

ANTHERA PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data) (unaudited)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
OPERATING EXPENSES:
Research and development	$5,527	$7,439	$21,839	$21,684
General and administrative	1,771	1,433	6,620	6,563
Total operating expenses	(7,298)	(8,872)	28,459	28,247
LOSS FROM OPERATIONS	(7,298)	(8,872)	(28,459)	(28,247)
OTHER INCOME (EXPENSE):
Other income (expense)	(3)	(48)	(96)	(15)
Interest expense	(144)	(277)	(1,049)	(2,599)
Total other income (expense)	(147)	(325)	(1,145)	(2,614)
NET LOSS	$(7,445)	$(9,197)	$(29,604)	$(30,861)
Net loss per share—basic and diluted	$(0.32)	$(0.48)	$(1.36)	$(1.69)
Weighted-average number of shares used in per share calculation—basic and diluted	22,926,664	19,354,950	21,776,269	18,267,413

	ANTHERA PHARMACEUTICALS, INC.
	BALANCE SHEET DATA
	(in thousands, except share data)
	(unaudited)

	December 31, 2014	December 31, 2013

Cash and cash equivalents	$2,639	$25,946
Restricted cash	$-	$10,000
Total assets	$3,490	$37,417
Total current liabilities, excluding current portion of notes payable	$5,751	$4,784
Total notes payable	$-	$17,875
Accumulated deficit	$(316,811)	$(287,207)
Total shareholders' equity	$(2,261)	$14,758
Common shares outstanding	23,005,209	19,415,901